                NOTE AND LOAN DOCUMENT PURCHASE AGREEMENT
                -----------------------------------------



      This NOTE AND LOAN DOCUMENT PURCHASE AGREEMENT ("Agreement"), dated and effective as of October 12, 1995, by and between FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association ("Seller"), PGIP, L.L.C., a Missouri limited liability company ("Buyer"), and PGI INCORPORATED, SUGARMILL WOODS, INC., BURNT STORE MARINA, INC. and GULF COAST CREDIT CORPORATION, all Florida corporations (collectively, the "Borrowers").


                                  RECITALS
                                  --------

      A. The Seller is the owner and holder of certain loans made to PGI INCORPORATED, SUGARMILL WOODS, INC., BURNT STORE MARINA, INC. and GULF COAST CREDIT CORPORATION, all Florida corporations (collectively, "Borrowers"), which loans are defined as the "Loans" and are more particularly described in that certain Thirteenth Mortgage and Loan Modification Agreement dated as of May 13, 1994, executed by BancFlorida, a Federal Savings Bank (predecessor in interest to Seller), formerly known as Naples Federal Savings and Loan Association, and the Borrowers ("Thirteenth Modification"). All terms used
                                 -----------------------
herein and not defined herein shall have the meanings as set forth in the Thirteenth Modification.

      B. The Loans are guaranteed pursuant to certain guarantees of payment executed by SOUTHERN WOODS INCORPORATED, formerly known as TWIN COUNTY UTILITY CO.; PUNTA GORDA ISLES SALES, INC.; DEEP CREEK UTILITIES, INC.; BURNT STORE UTILITIES, INC. and SUGARMILL WOODS SALES, INC.
(individually and collectively, the "Guarantors").

      C. The Loans are currently in default and certain events of default have occurred and are continuing under certain documents evidencing and/or securing the Loans.

      D. Of even date herewith, Seller and Borrowers have executed that certain Forbearance Agreement ("Forbearance Agreement"), which Forbearance Agreement provides that Seller shall forbear, subject to the terms and conditions set forth therein, from exercising its rights and remedies under the Loan Documents (as defined below) until November 15, 1995, pursuant to the terms of the Forbearance Agreement.

      E. Buyer wishes to purchase, and Seller wishes to sell, all of Seller's right, title and interest in and to that certain Consolidated Renewal Promissory Note dated as May 13, 1994, executed by Borrowers in favor of Seller, and that certain Future Advance Note dated as of October 12, 1995, executed by Borrowers in favor of Seller (together, the "Notes"), and those other documents listed on Schedule 1 attached hereto (collectively and
                          ----------
together with the Notes, "Loan

Documents") and hereby made a part hereof, all in accordance the terms and conditions set forth herein.

                                  AGREEMENT
                                  ---------

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties agree as follows:

      1.  Assignment.  Subject to the terms and conditions of this
          ----------
Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase from Seller, without recourse, warranty or representation of any kind whatsoever, except as expressly set forth in paragraph 9, "Representations and Warranties of Seller" of this Agreement, all of the right, title and interest of Seller in and to the Notes and the other Loan Documents, including any and all amounts remaining due thereunder for principal and interest. Notwithstanding anything herein to the contrary, Seller shall not be obligated to assign the Notes and the other Loan Documents unless and until Seller shall have received the Discounted Payoff Amount (as defined below) in immediately available funds on or before 2:00 p.m. on November 15, 1995. For purposes of this Agreement, "Discounted Payoff Amount" shall mean $4,800,000.00 ("Discounted Payoff Base") plus the Initial Loan Purchase Payment (as defined below) plus interest calculated
                                                 ----
on the Discounted Payoff Base accruing at the rate of 10.5% per annum from May 1, 1995 through and including the date of payment in full of the Discounted Payoff Amount ("Forbearance Period Interest"). If the Initial Loan Purchase Payment (as defined in below) is made prior to execution of this Agreement, the Discounted Payoff Amount shall be reduced to the Discounted Payoff Base plus the Forbearance Period Interest. For purposes
                       ----
of this Agreement, "Initial Loan Purchase Payment" shall mean a non-refundable payment in immediately available funds in the amount of $241,617.65.

      2.  Initial Installment; Remedies.  Upon the execution hereof,
          -----------------------------
Buyer shall deliver the amount of $241,617.65 as a non-refundable initial
                                                   --------------
loan purchase installment ("Initial Loan Purchase Payment") to Seller. In the event that Buyer fails to satisfy any of the Discounted Payoff Conditions as set forth above or otherwise perform its obligations to purchase the Notes and the Loan Documents pursuant to this Agreement, the Initial Loan Purchase Payment, together with any and all accrued interest thereon, shall be retained by Seller as liquidated damages; and Seller and Buyer shall have no further rights, remedies or obligations hereunder.

      3.  Purchase Price; Legal Fee Reimbursement.  The sale and
          ---------------------------------------
assignment contemplated by this Agreement shall be for and in consideration of the payment of the Discounted Payoff Amount (as set forth in Paragraph 1 above) (sometimes referred to herein as the "Purchase Price"). The Purchase Price shall be paid by Buyer on the date of Closing (as defined in Paragraph 4 below) on or before 2:00 p.m., Orlando, Florida time, in immediately available funds. On the date of Closing, in addition to the payment of the Purchase Price as stated above, Buyer shall reimburse Seller for all reasonable legal fees incurred by Seller after the date of execution of this Agreement, in connection with its preparation of the assignment documents, provided, however, that attorneys' fees (excluding out of pocket costs), to be paid by Buyer, Borrower and Guarantors in connection with this matter, shall not exceed $15,000,00.

      4.  Closing.  Closing of the sale and delivery and assignment of
          -------
the endorsed Notes and the Loan Documents ("Closing") shall occur on or before the fifteenth (15th) day of November, 1995, and, on the date of Closing, Seller shall (i) execute and deliver the Assignment (as defined below), (ii) endorse the Notes and assign the other Loan Documents to Buyer pursuant to the Assignment, (iii) execute and deliver UCC-3 assignments as to all existing filings made by Borrowers in favor of Seller, (iv) deliver to Purchaser originals of the Notes, together with copies or originals of all other Loan Documents in Lender's possession, and (v) deliver such authorizations as are reasonably requested by Chicago Title Insurance Company for purposes of issuing an endorsement to Chicago Title Insurance Policy 10066302000122 insuring Buyer's interest in the Loan Documents and Buyer shall pay the Purchase Price to Seller, in accordance with the terms hereof. In addition, Borrowers, Guarantors, and Buyer shall execute and deliver to Seller a general release of any and all claims and liabilities arising out of the indebtedness under the Loan Documents, which general release shall be in substantially the form of Exhibit G attached hereto.

      5.  Acceleration of the Loans.  Lender agrees that upon receipt of
          -------------------------
the Purchase Price, in immediately available funds, at the request of Buyer, and subject to the Acceleration Conditions (as defined below), Lender shall declare the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest and charges thereon, to be due and payable. For purposes of this Agreement, "Acceleration Conditions" shall mean:

          i) Seller shall not be required to declare an acceleration if, in the reasonable judgement of Seller, such acceleration would be illegal, improper, unethical or subject Seller to any risks, losses, claims, damages or liabilities;

          ii) Borrowers, Guarantors and Buyer shall indemnify and hold Seller harmless from and against any and all claims and liabilities arising out of Seller's acceleration of the indebtedness under the Loan Documents.

      6.  Events of Default.  It shall be an Event of Default under this
          -----------------
Agreement if:

          (a) Buyer shall fail to pay the Discounted Payoff Amount, including the Forbearance Fee (as defined in the Forbearance Agreement), in accordance with this Agreement, on or before the due date for such payment by Buyer;

          (b) Borrowers or Guarantors shall fail to execute and deliver any of the documents required as "closing deliveries" pursuant to paragraph 5 of the Forbearance Agreement; or

          (c) Borrowers, Buyer or Guarantors shall fail to execute and deliver a duly authorized general release as required by paragraph 4 of this Agreement.

      7.  Assignment.  The assignment of the Notes and the Loan Documents
          ----------
shall be in the form annexed hereto as Exhibit A ("Assignment").  Seller
                                       ---------
shall deliver one originally executed and notarized Assignment to Buyer at Closing for each county in which any of the Property that is secured by the Loan Documents is located (Citrus County and Hernando County), together with originals of the Notes endorsed without recourse, warranty or obligation to Buyer, except as set forth in paragraph 9 "Representations and Warranties of Seller" hereof, and originals or copies of all other Loan Documents in Seller's possession. Seller, Buyer and the Borrowers agree that, upon Seller's receipt of the Discounted Payoff Amount (but not before that time), the Loan Documents listed in Exhibit A to the Assignment shall be deemed to be all of the operative documents relating to the indebtedness evidenced by the Notes.

      8.  Representations and Warranties of Buyer.
          ---------------------------------------

          a. This Agreement will be the legal, valid and binding obligation of Buyer when executed, enforceable in accordance with its terms, except only as such enforcement may be limited by applicable debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or law;

          b. Seller makes no representations or warranties as to the value of any property encumbered by any of the Loan Documents ("Property"), or any other representation or warranty of any kind whatsoever regarding the Property, including but not limited to representations regarding the condition, zoning, suitability for development, or development authorizations regarding the Property; and

          c. Having consulted with counsel, and as a result of Buyer's prior experience in connection with delinquent loans:

                     (1) Buyer is aware of the substantive legal and equitable defenses and procedural defenses and delays which may be interposed by the Borrowers against an attempt to enforce the Notes and the Loan Documents and prosecute any foreclosure proceedings, and of the legal and practical difficulties of enforcing the Notes and the Loan Documents, acquiring the Property and ejecting occupants under the laws of the jurisdiction in which the Property is located, as applied in the several courts of such jurisdiction;

                     (2) Buyer is aware that from and after the assignment of the Notes and the Loan Documents to Buyer, all defenses which would have been available to the Borrowers with respect to any predecessor in interest to Buyer under the Loans may be available against Buyer, and that, under the terms of this Agreement, Buyer shall be unable to look to, Seller or any of its predecessors in interest should such defenses destroy, in whole or in part, or delay the availability of Buyer's remedies under the Notes and the Loan Documents and in any foreclosure proceedings;

                     (3) Buyer is aware that any attempt to enforce the Notes and the Loan Documents and prosecute any foreclosure proceedings, either in the courts of the jurisdiction in which such Property is located or in the Federal courts having jurisdiction thereof may be fraught with delay and considerable expense; and

                     (4) Buyer is aware that, even in the event that it successfully acquires the Property by means of foreclosure, that there may be statutory periods for exercise of the Borrowers' or some other party's rights of redemption which could delay any resale of the Property.

                     (5) Buyer requested that Seller sell the Notes and the Loan Documents to Buyer, and neither Seller nor any other party solicited Buyer to purchase the Notes and the Loan Documents. Buyer's desire to purchase the Loans is a result of Buyer's independent evaluation of the Property and review of the Notes and the Loan Documents, and neither Seller nor any other party has made any information available to Buyer to induce or influence Buyer to purchase the Loans.

                     (6) Neither Seller nor any other party makes or has made any representation or warranty as to the validity, legality, enforceability or collectability of the Notes or the Mortgages, nor as to the validity, legality, enforceability or priority of the lien purported to be created thereby. Neither Seller nor any other party makes or has made any representation or warranty as to the value or condition of the Property, or the merchantability of any title which Buyer might receive in the event that it succeeded in enforcing the Mortgages and acquiring the Property.

      9.  Representations and Warranties of Seller.
          ----------------------------------------

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the United States. Each individual executing this Agreement on behalf of Seller, has full power and authority to execute, deliver and perform this Agreement. Seller hereby represents and warrants to Buyer, as of the date hereof, on the Closing Date and at all times pertinent hereto, that Seller has full power and authority to execute, deliver and perform this Agreement, including authority to sell and transfer the Notes and the Loan Documents, and Seller has duly executed and delivered this Agreement. All necessary corporate, regulatory or other similar action has been taken to authorize and empower Seller and the officers or representatives acting on Seller's behalf. This Agreement constitute the legal, valid, binding and enforceable obligation of Seller enforceable against Seller in accordance with its terms.

          (b) Seller disclaims any liability to Buyer should the amounts represented as due under the Notes, and in the Forbearance Agreement, not be accurate, not be legally enforceable, or are contested or defended against (whether successfully or not) by any obligor under the Loan Documents.

          (c) Seller is the owner and holder of the Notes and Loan Documents and has not previously sold or assigned the same in whole or in part.

          (d) Seller makes no representations or warranties as to the value of any property encumbered by any of the Loan Documents ("Property"), or any other representation or warranty of any kind whatsoever regarding the Property, including but not limited to representations regarding the condition, zoning, suitability for development, or development authorizations regarding the Property.

      10. Disclaimer of All Warranties.  Except as expressly stated in
          ----------------------------
paragraph 8 of this Agreement, the Loan Documents, including the Notes and Mortgages, are being sold "AS IS" and without ANY RECOURSE, AND WITHOUT ANY REPRESENTATION, WARRANTY OR OBLIGATION whatsoever as to genuineness, authorization, proper execution, enforceability, validity, condition, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY or any other warranty express or implied. Seller specifically disclaims any warranty, guaranty or representation, oral or written, past or present, express or implied, concerning the Loans, the Notes, the other Loan Documents or the Property.

            By signing below, Buyer indicates that Buyer has carefully reviewed these limitations and agrees that they are true and correct and agrees to be bound by them.

      11. Inventory and Delivery.  From and after the date of this
          ----------------------
Agreement, and prior to Closing, Buyer shall be entitled to access all Loan Documents and to receive copies thereof. This shall include all bank documentation and information relating to the Loans, including, but not limited to, all Loan Documents, appraisal reports, title insurance policies, surveys, soil reports and environmental studies. Additionally, Buyer shall be entitled to contact any and all parties concerning this transaction. Seller shall cooperate in advising Buyer of the location of all documents and records and making such reasonably available and convenient.

      12. Counterparts; Entire Agreement.  This Agreement may be executed
          ------------------------------
simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes any prior agreement or communications between the parties.

      13. Place of Delivery and Governing Law.  This Agreement shall be
          -----------------------------------
deemed in effect when counterparts hereof have been executed and delivered by Seller and Buyer. This Agreement shall be deemed to have been made in the State of Florida. The Agreement shall be construed in accordance with the laws of the State of Florida, and the obligations, rights and remedies of the parties herein shall be determined in accordance with the law of the State of Florida, without giving effect to its conflict of law rules.

      14. No Third Party Beneficiaries.  The parties to this Agreement do
          ----------------------------
not intend to create any rights or benefits in favor of any third party.

      15. Attorneys' Fees.  Except as provided in paragraph 3, each party
          ---------------
shall pay its own attorneys' fees incurred in connection with this Agreement.

      16. Independent Counsel and Due Diligence.  Each of the parties
          -------------------------------------
hereto has had the benefit of independent legal advice by counsel of its own selection prior to entering into this Agreement, and has executed this Agreement only after undertaking a thorough investigation and consideration of all the relevant facts and circumstances surrounding these actions.

      17. Authority.  The parties have the appropriate authority and have
          ---------
obtained any authorizations necessary for them to enter into this Agreement and to perform all acts contemplated by this Agreement, and to authorize the person who executes this Agreement on its behalf to do so to bind such party.

      18. Notice Requirements.  Any notice, demand or communication
          -------------------
required or permitted to be given by any provision of this Agreement, will be in writing and will be deemed to have been given when delivered personally or by telefacsimile, receipt confirmed, to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses, or to such other or additional addresses as any party might designate by written notice to the other party:

            To any Borrower:

            c/o PGI Incorporate

            515 Olive Street, Suite 1400
            St. Louis, Missouri  63101
            Attention:  Laurence A. Schiffer
            Telefacsimile:  (314) 621-7360

            With a copy to:

            Craig Adoor, Esq.
            Peper Martin
            720 Olive Street, 24th Floor
            St. Louis, Missouri  63101
            Telefacsimile:  (314) 621-4834

            To the Lender:

            Nelson Ritch
            Vice President
            First Union National Bank of Florida
            Special Assets Department (FL 2202)
            800 North Magnolia
            Orlando, Florida  32802
            Telefacsimile:  (407) 649-5628

            With a copy to:

            Robert M. Quinn, Esq.
            Carlton, Fields, Ward,
            Emmanuel, Smith & Cutler, P.A.
            777 South Harbour Island Boulevard
            One Harbour Place
            Tampa, Florida  33602
            Telefacsimile:  (813) 229-4133

      19. Merger.  This Agreement represents the entirety of all
          ------
agreements and understandings of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement shall not be modified or altered, except by a writing signed by each of the parties.

      20. Time.  Time is of the essence of this Agreement.
          ----

      21. Choice of Law.  Florida law shall govern the interpretation and
          -------------
enforcement of this Agreement.

      22. Jurisdiction and Venue.  The parties consent to jurisdiction
          ----------------------
and venue of any court of competent jurisdiction in Hillsborough County, Florida, for any action brought to enforce any obligation, right or remedy under this Agreement.

      23. Counterparts.  This Agreement may be executed in
          ------------
counterparts, and facsimile signatures may be accepted as original signatures, until replaced by an original signed counterpart.

      24. Insurance.  Seller shall assign, at Closing Date, to the extent
          ---------
assignable, if any, and without recourse, warranty, or representation of any kind, its rights as loss payee and/or the insured party under any insurance policy covering the Mortgages, including, but not limited to, hazard or property insurance and mortgage title insurance.

      25. Assignment.  This Agreement shall be binding upon the permitted
          ----------
successors and assigns of the parties hereto. This Agreement shall not be assignable by either party hereto without the written consent of the other party; provided, however, Buyer shall be permitted a single assignment of its rights and obligations hereunder within ten (10) days following the date hereof to a corporation to be formed.

      26. Waiver of Jury Trial.  Each party waives the right to trial by
          --------------------
jury in any dispute related to or arising out of this Agreement, or the Assignment of the Loan Documents, or any facts or circumstances related to or arising from any of the foregoing, or any negotiations, communications, actions or omissions related to or arising from any of the foregoing.

      27. Further Assurances.  The parties hereto agree that upon
          ------------------
the reasonable request of the other party to this Agreement, each such party will execute and deliver to the requesting party such other additional instruments and documents, or perform or cause to be performed such other and further acts and things, as may be reasonably necessary to more fully consummate the transactions as set forth in this Agreement provided, however, that performance by either party under this paragraph shall not create any new liability or obligation on the performing party whatsoever.


BUYER:                                    SELLER:

PGIP, L.L.C., a Missouri                  FIRST UNION NATIONAL BANK OF FLORIDA,
limited liability company                 a national banking association



BY:/s/---------------------------          BY:-/s/-----------------------------
Name:Andrew S. Love Jr.-------------       Name:-Nelson T. Ritch---------------
Title: Manager----------------             Title:-Assistant Vice President-----


BORROWERS:

PGI INCORPORATED, a Florida corporation

BY:-/s/-----------------------------
Name:Andrew S. Love Jr.----------------
Title: Chairman-----------------------


SUGARMILL WOODS, INC.,
a Florida corporation


BY:/s/---------------------------
Name:Andrew S. Love Jr.-------------
Title: Chairman---------------------



BURNT STORE MARINA, INC.,
a Florida corporation


BY:/s/------------------------
Name:Andrew S. Love Jr. ----------
Title: Chairman------------------



GULF COAST CREDIT CORPORATION,
a Florida corporations


BY:/s/------------------------
Name:Andrew S. Love Jr.----------
Title: Chairman------------------

Prepared by and Return to:
Michael J. Virgadamo, Esquire
Carlton, Fields, Ward, Emmanuel,
  Smith & Cutler, P.A.
Post Office Box 3239
Tampa, Florida 33602

                               EXHIBIT A
                               ---------

           ASSIGNMENT OF NOTES, MORTGAGES AND LOAN DOCUMENTS
           -------------------------------------------------

   FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association, ("Assignor"), hereby assigns to PGIP, L.L.C., a Missouri limited liability company ("Assignee"), without recourse, warranty or representation of any kind, except as expressly stated in paragraph 9 "Representations and Warranties of Seller," of that certain Note and Loan Document Purchase Agreement, dated as of October 12, 1995, by and between Assignor and Assignee (the "Agreement"), all of its right, title and interest in and to that certain Consolidated Renewal Promissory Note, dated as of May 13, 1994, executed by PGI, Incorporated, Sugarmill Woods, Inc., Burnt Store Marina, Inc. and Gulf Coast Credit Corporation (collectively, "Borrowers") in favor of Assignor, in the original principal amount of $7,001,615.29 ("Consolidated Note"), that certain Future Advance Note, dated October 12, 1995, executed by Borrowers in favor of Assignor, in the original principal amount of $241,617.65 ("Future Advance Note"), and any other documents evidencing or securing any portion of the indebtedness evidenced by the Consolidated Note or the Future Advance Note, including, without limitation, the documents listed in Exhibit A attached hereto and made a part hereof to have and to hold forever.

                                       FIRST UNION NATIONAL BANK OF
                                       FLORIDA, a national banking association

                                       BY:-/s/-----------------------------
                                       Name:Nelson T. Ritch------------------
                                       Title: -Assistant Vice President--------

STATE OF FLORIDA
COUNTY OF ----------------

   The foregoing instrument was acknowledged before me this ----- day of ------------, 1995, by ------------------------- as ---------------------- of
First Union National Bank of Florida, a national banking association, on behalf of the bank. He/she is personally known to me or has produced -------------(state) drivers license no. ------------------- as identification.

My Commission Expires:                 -------------------------------
                                       (Signature)
[AFFIX NOTARY SEAL]                    -------------------------------
                                       (Printed Name)
                                       -------------------------------
                                       (Title or Rank)
                                       -------------------------------
                                       (Serial Number, if any)

             EXHIBIT A TO ASSIGNMENT - SCHEDULE OF LOAN DOCUMENTS
             ----------------------------------------------------

1. Substitute Renewal Mortgage No. 1, dated as of October 19, 1985, executed by Borrowers in favor of Naples, and recorded in the Public Records of Citrus County, Florida at O.R. Book 682, Page 2140, and otherwise recorded in DeSoto, Hernando and Lee Counties, Florida, as the same may have been amended from time to time.

2. Substitute Renewal Mortgage No. 2, dated as of October 19, 1985, executed by Punta Gorda Isles, Inc., Punta Gorda Developers, Inc. and Burnt Store Marina, Inc. in favor of The First National Bank of Chicago, as Agent ("FNBC"), and recorded at O.R. Book 837, Page 959 of the Public Records of Charlotte County, Florida, and recorded at O.R. Book 682, Page 1952 of the Public Records of Citrus County, Florida, which Substitute Renewal Mortgage No. 2 was assigned by FNBC to Naples pursuant to: (i) that certain Assignment of Mortgage recorded at O.R. Book 683, Page 187 of the Public Records of Citrus County, Florida, (ii) that certain Assignment of Mortgages recorded at O.R. Book 683, Page 190 of the Public Records of Citrus County, Florida and O.R. Book 683, Page 195 of the Public Records of Citrus County, Florida, as the same may have been amended from time to time.

3. Restated Loan Agreement No. 1, dated October 19, 1985, executed between Naples and Borrowers as the same may have been amended from time to time.

4. Divided Security Agreement and Pledge of Collateral No. 1, dated October 19, 1985, executed by Borrowers in favor of Naples, as the same may have been amended from time to time.

5. Divided Assignment of Notes, Mortgages, Contracts and Agreements for Deed No. 1 dated as of October 19, 1985, executed by Borrowers in favor of Naples, as the same may have been amended from time to time.

6. Platinum Point Loan Documents, as described in that Thirteenth Mortgage & Loan Modification Agreement, dated as of May 13, 1994, executed by and between Borrowers and BancFlorida, a Federal Savings Bank, predecessor in interest by merger to Lender.

7. Tugboat Loan Documents, as described in that Thirteenth Mortgage & Loan Modification Agreement, dated as of May 13, 1994, executed by and between Borrowers and BancFlorida, a Federal Savings Bank, predecessor in interest by merger to Lender.

8. Loan and Security Agreement, dated October 1, 1984, executed by PGI, PGD, Marina, FNBC, CREI or FNB, as agent ("Land Loan Agreement"), a portion of which Agreement was assigned by FNBC and CREI to Naples pursuant to a Note Purchase Agreement, dated October 19, 1985, as the same may have been amended from time to time.

9. Loan and Security Agreement, dated as of October 1, 1984, executed among PGI, PGD, Marina, FNBC, CREI and FNBC, as Agent, as the same may have been modified from time to time ("FNBC Receivables Loan Agreement"), a portion of which Agreement was assigned by FNBC and CREI to Naples pursuant to a Note Purchase Agreement, dated October 19, 1985, as the same may have been amended from time to time.

10. Restated Loan and Security Agreement, dated as of March 25, 1987, executed by and among Borrowers and Naples, as the same may have been amended from time to time ["to be read in conjunction with Restated Loan Agreement No. 1" - item 3 above]

11. Pledge Agreement, dated as of March 25, 1987, executed among Punta Gorda Isles, Inc., Punta Gorda Developers, Inc. and Naples regarding stock collateral, as the same may have been amended from time to time.

12. Security Agreement, dated March 25, 1987, executed among Borrowers and Naples regarding blanket lien on all of Borrower's assets, as the same may have been amended from time to time.

13. Together with Assignor's right, title and interest, if any, in any additional security instruments securing the indebtedness due under the Consolidated Renewal Note and the Future Advance Note.


                                    -13-